As filed with the Securities and Exchange Commission on March 2, 2022

Registration No. 333-44303

Registration No. 333-115255

Registration No. 333-194779

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-44303

FORM S-3 REGISTRATION STATEMENT NO. 333-115255

FORM S-3 REGISTRATION STATEMENT NO. 333-194779

UNDER

THE SECURITIES ACT OF 1933

R. R. DONNELLEY & SONS COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other Jurisdiction of Incorporation)	36-1004130 (IRS Employer Identification Number)

R. R. Donnelley & Sons Company

35 West Wacker Drive

Chicago, Illinois 60601

(312) 326-8000

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Deborah L. Steiner

R. R. Donnelley & Sons Company

35 West Wacker Drive

Chicago, Illinois 60601

(312) 326-8000

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

James O’Grady

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

(212) 262-6700

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements filed by R. R. Donnelley & Sons Company, a Delaware corporation (“Registrant”), on Form S-3 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-44303, originally filed with the Securities and Exchange Commission (the “SEC”) on January 15, 1998, pertaining to the registration of an aggregate of 4,400,000 shares of common stock of the Registrant (“Common Stock”), and an aggregate of 4,400,000 preferred stock purchase rights associated therewith (“Rights”), for offer and sale to permitted transferees of participants in the R. R. Donnelley & Sons Company 1995 Stock Incentive Plan, the R. R. Donnelley & Sons Company 1991 Stock Incentive Plan and the R. R. Donnelley & Sons Company 1986 Stock Incentive Plan pursuant to non-qualified stock options granted to such participants thereunder;

•

Registration Statement No. 333-115255, originally filed with the SEC on May 7, 2004, pertaining to the registration in connection with an offering by certain selling securityholders of an aggregate of 10,620,451 shares of Common Stock and associated Rights; and

•

Registration Statement No. 333-194779, originally filed with the SEC on March 25, 2014, pertaining to the registration in connection with an offering by a certain selling stockholder of an aggregate of 1,000,000 shares of Common Stock.

For ease of reference, all share numbers above are as stated in the original Registration Statements, without giving pro forma effect to any adjustments, as applicable, for subsequent events such as stock splits occurring after the original filing dates of the respective Registration Statements.

The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statements to deregister any unsold securities under the above-referenced Registration Statements.

On February 25, 2022, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of December 14, 2021 (the “Merger Agreement”), by and among the Registrant, Chatham Delta Parent, Inc., a Delaware corporation (“Parent”), and Chatham Delta Acquisition Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Acquisition Sub”), Acquisition Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct or indirect wholly owned subsidiary of Parent.

Any and all offerings of the Registrant’s securities pursuant to its existing registration statements, including the above-referenced Registration Statements, have previously been terminated. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements. In addition, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities being registered which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statements that remain unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 2, 2022.

R. R. DONNELLEY & SONS COMPANY

By:	/s/ Thomas J. Quinlan, III
Name:	Thomas J. Quinlan, III
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.